Exhibit 10.3

EXECUTIVE INCENTIVE PLAN
as Amended and Restated March 28, 2025

Exhibit 10.3
FEDERAL HOME LOAN BANK OF SAN FRANCISCO
EXECUTIVE INCENTIVE PLAN

Exhibit 10.3

Exhibit 10.3
ARTICLE I

INTRODUCTION

Section 1.1 Purpose. The purpose of the Federal Home Loan Bank of San Francisco Executive Incentive Plan (the “Plan”) is to attract and retain key executives of the Federal Home Loan Bank of San Francisco (the “Bank”) and to motivate and focus their efforts on achieving the Bank’s business plan and accomplish its goals and objectives while maintaining the safety and soundness of the Bank. The Plan is a cash-based incentive plan that provides award opportunities based on achievement of performance goals.

Section 1.2 Effective Date. The “Effective Date” of the Amended and Restated Plan is September 26, 2024.

Section 1.3 Supplements. The provisions of the Plan may be modified by supplements to the Plan that are approved by the Board of Directors (the “Board”) or a committee delegated by the Board. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.1 Eligibility. The President and CEO, each Executive Vice President and any other senior executive designated by the Board, who is hired/employed as a regular full-time employee before October 1st of the calendar year, will become a “Participant” in the Plan. A senior executive that is hired or promoted after January 1 of a calendar year will be eligible for Awards on a prorated basis for that calendar year. Notwithstanding the foregoing, the Executive Vice President and Chief Audit Executive is not eligible to participant in this Plan, but will be eligible, subject to approval of the Board, to participate in the Federal Home Loan Bank of San Francisco Executive Internal Audit Incentive Plan. Participants must have an executed agreement on file with the Bank containing non-disclosure, non-disparagement, and non-solicitation provisions in a form approved by the Bank from time to time (“Non-Solicitation Agreement”).

Section 2.2 Participation. A senior executive officer will become a Participant as of the later of the Effective Date, the senior executive officer’s date of hire/employment, or the date on or after the Effective Date the senior executive officer

Exhibit 10.3
satisfies the automatic eligibility provisions described in Section 2.1. Any Participant may be removed as an active Participant by the Board effective as of any date.

ARTICLE III

AWARDS
Section 3.1 Awards. No later than the beginning of each Performance Period, the Board will establish in writing the terms and conditions of Performance Goals (as defined in Section 3.2 for eligible Participants) for each applicable Performance Period. As described in this Article, Awards may be Annual Awards (as defined in subsection 3.3(a)) or Deferred Awards (as defined in subsection 3.1(b)). Each Award will be equal to a percentage of the Participant’s annual Compensation. “Compensation” means the Participant’s average annual base salary for the Performance Period.

(a) Performance Periods. A “Performance Period” is the one-calendar-year period starting on January 1 and ending on December 31 over which an Annual Award can be earned and vested pursuant to subsection 3.3(a). A “Deferral Performance Period” is the three-calendar-year period over which a Deferred Award can vest pursuant to subsection 3.3(b). A Deferral Performance Period begins on the January 1st immediately following the applicable Performance Period.

(b) Award Levels. The “Award Level” shall be set forth as a percentage of the Participant’s Compensation as noted in the Award Level table below. Participants are eligible to receive an Annual Award for each Performance Period, subject to deferral of fifty percent (50%) of the Annual Award (the “Deferred Award”) over the Deferral Performance Period. The amount of the Annual Award may be modified at the Board’s discretion to account for individual performance that is not captured in the Participant’s individual goals, whether positive or negative, by applying an award multiplier to an Award Level (100% being no modification), but in no event shall this result in an Award Level that is less than the Minimum Achievement Level (as defined in Section 3.2(a)(i)) nor an Award Level that is greater than the Maximum Achievement Level (as defined in Section 3.2(a)(iii)). The Board may, in its sole discretion, adjust the Award Levels prior to any Performance Period.

	Total Annual Award as % of Compensation			Year-End Award as % of Compensation			Deferred Award as % of Compensation
Title	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum
CEO	50%	80%	100%	25%	40%	50%	25%	40%	50%
EVP/SVP	40%	65%	85%	20%	32.5%	42.5%	20%	32.5%	42.5%

Exhibit 10.3
(c) Final Award. The “Final Award” is the amount of an earned and vested Annual Award and Deferred Award, as may be adjusted based upon the level at which the Performance Goals and Qualifiers (as defined in Sections 3.2 and 3.2(d)) have been achieved, that is ultimately paid to a Participant under the Plan. The amount of a Final Award may be modified at the Board’s discretion to account for performance that is not captured in the relevant Performance Goals and Qualifiers for the applicable Award. The Board, in its discretion, may also consider Extraordinary Occurrences when assessing performance results and determining Final Awards. “Extraordinary Occurrences” mean those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participant or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank’s operating and/or financial results.

Section 3.2 Performance Goals. “Performance Goals” are the factors established by the Board for each Performance Period, which are taken into consideration in determining the amount of an Achievement Level. The Board may adjust the Performance Goals for a Performance Period to ensure the purposes of the Plan are served.

(a) Achievement Levels. Three achievement levels (“Achievement Levels”) will apply for each Performance Goal in determining how much of an Award is earned as follows:

(i) Minimum. Minimum level of performance that must be achieved for any awards to be paid.

(ii) Target. Performance that is expected under the Bank’s Plan.

(iii) Maximum. A most optimistic level of performance that substantially exceeds expected performance.

(b) Interpolation. Achievement Levels between the defined percentages for Minimum, Target and, Maximum will be interpolated in a manner as determined at the sole discretion of the Board.

(c) Considerations in Establishing Performance Goals and Qualifiers. In determining appropriate Performance Goals and Qualifiers and the relative weight of each Performance Goal, the Board will:

(i) Balance risk and financial results in a manner that does not encourage Participants to expose the Bank to imprudent risks;

(ii) Make such determination in a manner designed to ensure that a Participant’s overall compensation is balanced and not excessive in amount and that the Annual Awards and Deferred Awards are consistent with the Bank’s policies regarding such compensation arrangements; and

(iii) Monitor the success of the Performance Goals and Qualifiers and weighting established in prior years, alone and in combination with other incentive compensation awarded to the same Participants, and make

Exhibit 10.3
appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants, appropriately reflect risk and align with regulatory guidance.

The Deferred Award “Applicable Interest Rate” in Section 3.3(c) of the EIP shall be the Bank’s Return on Capital (ROC) based on GAAP income and capital measured for the relevant calendar year of a Deferral Performance Period. The Applicable Interest Rate will be measured and applied separately for each calendar year that is part of a Deferral Performance Period. For example, the ROC measured for 2024 will be the Applicable Interest Rate applied to the amount of a Participant’s Deferred Award(s) beginning January 1, 2024, and ending December 31, 2024, and the ROC measured for 2025 will be the Applicable Interest Rate applied to a Participant’s Deferred Award(s) beginning January 1, 2025, and ending on December 31, 2025.

(d) Qualifiers. The “Qualifiers” for the each Performance Period and Deferral Performance Period for any Award means: (i) no submission of material information to a regulatory or a reporting agency is significantly past due; (ii) the Bank makes sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring and other supervisory findings; (iii) no material risk-management deficiency exists at the Bank; (iv) no operational errors or omissions result in material revisions to the financial results, information submitted to the Federal Housing Finance Agency (“FHFA”) or data used to determine incentive payouts; (v) the Bank has sufficient capital to pay dividends and the ability to repurchase member stock, and (vi) the Bank maintains a GAAP income and capital ratio of at least 4.25%.

(e) Distribution of Performance Goals. A copy of the Performance Goals for the Performance Period will be provided to Participants following approval by the Board.

Section 3.3 Vesting of Awards for Participants.

(a) Vesting of Annual Awards. An “Annual Award” is defined as an Award earned for service during a Performance Period. For each Performance Period, fifty percent (50%) of an Annual Award to a Participant will become vested on the last day of the Performance Period, provided the Board determines the following requirements are met (“Year-End Award”):

(i) The applicable Performance Goals and Qualifiers for the Performance Period are achieved;

(ii) The Participant received a satisfactory (at least meets Target expectations) performance rating for the Performance Period; and,

(iii) The Participant is actively employed on the last day of the Performance Period, except as otherwise provided in subsection 3.4(b) or 3.4(c) or Section 3.5.

Exhibit 10.3
(b) Vesting of Deferred Awards. The remaining fifty percent (50%) of an Annual Award (i.e. Deferred Award) to a Participant will become vested on the last day of the Deferral Performance Period, provided the Board determines that the following requirements are met:

(i) The applicable Qualifiers for the Deferral Performance Period are satisfied; provided, however, unless otherwise determined by the Board, failure to satisfy the regulatory capital ratio for a calendar year will result in a one-third (1/3) reduction of the vesting of the applicable Deferred Award outstanding during that calendar year;

(ii) The Participant received a satisfactory (at least meets Target expectations) performance rating for the Deferral Performance Period, and

(iii) The Participant is actively employed on the last day of the Deferral Performance Period, unless otherwise provided in subsection 3.4(b) or 3.4(c) or Section 3.5.

(c) Calculation of Awards. The amount of Final Awards to Participants will be determined at the sole discretion of the Board in accordance with the applicable Performance Period Goals, Qualifiers & Awards Scale for the applicable Performance Period. If the Qualifiers are achieved, then the Applicable Interest Rate is applied to Deferred Awards; provided, however, the amount of the Final Awards payable in a particular calendar year shall not exceed the Participant’s base salary as of the end of the applicable Performance Period and Deferral Performance Period for the Final Awards payable (“Plan Year Base Salary”). For the avoidance of doubt, the amount of the Final Awards payable shall mean the amount of: (a) the Year-End Award earned and vested in a particular calendar year; and (b) the Deferred Award that is vested in the same calendar year plus the interest credited to the Deferred Award. If the amount of the Final Awards payable in a particular calendar year exceeds the Participant’s Plan Year Base Salary, then the amount of the Final Award payable in that particular calendar year shall be reduced so that the amount of the Final Awards payable does not exceed the Participant’s Plan Year Base Salary. For example, if a Participant (1) vests at the end of 2025 in both the Year-End Award for the 2025 Performance Period and the Deferred Award for the 2022 Deferral Performance Period, (2) earns the Applicable Interest Rate applied to the Deferred Award (all together such Year-End Award, Deferred Award and interest are the “2025 Final Awards” payable in the aggregate in March 2026) and (3) the 2025 Final Awards exceed the Participant’s 2025 Plan Year Base Salary, then the amount payable shall be reduced so that the 2025 Final Awards do not exceed the Participant’s 2025 Plan Year Base Salary.

Section 3.4 Effect of Termination of Employment.

(a) In General. If a Participant incurs a Termination of Employment for any reason other than a reason set forth in subsection 3.4(b) or 3.4(c) or Section 3.5, the Participant’s unvested Awards will be forfeited effective as of the date of such Termination of Employment and the Bank will have no obligation to pay the Participant any portion of such forfeited, unvested Award amounts.

Exhibit 10.3

(b) Termination Due to Death or Disability.

(i) Notwithstanding the provisions of Sections 3.3 and subsection 3.4(a), if a Participant incurs a Termination of Employment due to death or Disability during a Deferral Performance Period, then the Participant’s Deferred Awards will be treated as vested and shall be paid pursuant to Section 3.6(a)(i).

(ii) Notwithstanding the provisions of Sections 3.3 and subsection 3.4(a), if a Participant incurs a Termination of Employment during a Performance Period due to death or Disability, any Annual Award which has not been vested for the year of the Participant’s Termination of Employment due to death or Disability, will be treated as vested for the portion of the Performance Period during which the Participant was employed based on the assumption the Bank would have achieved the Performance Goals and Qualifiers at the Target Achievement Level for the Performance Period.

(c) Termination Due to Other Events.

(i) Subject to Section 3.6(a)(ii), but notwithstanding the provisions of Sections 3.3 and subsection 3.4(a), if a Participant incurs a Termination of Employment during a Performance Period or Deferral Performance Period due to:

(A) retirement, but after March 31 of such Performance Period;

(B) a termination by Participant for Good Reason;

(C) a termination by the Bank without Cause due to the elimination of an individual job or position;

(D) the elimination of one or more jobs or positions as a result of a reduction in force or department reorganization; or

(E) a substantial job modification resulting in the incumbent being, in the judgment of the Bank, unqualified for or unable to perform the revised job;

then a pro rata portion of the amount of the Annual Award determined by the Board based on satisfaction of the Performance Goals and Qualifiers for the Performance Period will be treated as vested based on the portion of the Performance Period during which the Participant was employed, and a Deferred Award will be treated as fully vested as of the date of Termination of Employment. The amount of any payment of any Award pursuant to this Section 3.4(c) will be subject to adjustment based on achievement of the Qualifiers and paid according to the normal scheduled date under Section 3.6(b).

Exhibit 10.3
(d) Definitions.

(i) “Cause” means (A) continued failure of a Participant to perform his or her duties with the Bank (other than any such failure resulting from Disability), (B) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than -traffic infractions or similar non-violent infractions), or (C) removal of the Participant for cause by the FHFA or at the direction of the FHFA pursuant to 12 U.S.C. 1422b(a)(2), or by any successor agency to the FHFA pursuant to a similar statute.

(ii) “Disability” means the Participant is: (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Bank’s long-term disability plan. Medical determination of Disability under (A) shall be made by the Social Security Administration. The Participants may be required to submit proof of the determination by the Social Security Administration or the Bank’s insurer, as applicable, upon the request of the Bank.

(iii) “Good Reason” means a Termination of Employment by a Participant under any of the following circumstances:

(A) a material change in the Participant’s status, position and job title or principal duties and responsibilities as a key employee of the Bank which does not represent a promotion from the Participant’s status and position as in effect as of the date hereof (“Position”);

(B) the assignment to the Participant of any duties or responsibilities (or removal of any duties or responsibilities), which assignment or removal is materially inconsistent with such Position;

(C) any removal of the Participant from such Position (including, without limitation, all demotions), except in connection with the termination of the Participant’s employment for Cause or Disability, or as a result of the Participant’s death; or

(D) any material breach by the Bank of any provisions of this Plan or any agreement under which the Participant provides services to the Bank.

Exhibit 10.3
Notwithstanding the foregoing in this Section 3.4(d)(iii), a Participant shall not be considered to have a Termination of Employment for Good Reason unless the Participant provides the Bank with written notice no later than 90 calendar days after the first occurrence of an event listed above and the Bank has a period of 30 calendar days to cure such event.

(iv) “Reduction in Force” means an involuntary Termination of Employment of a Participant by the Bank in connection with a financial and/or strategic decision by the Bank to reduce the number of Bank employees and not due to the Participant’s performance.

(v) “Retirement” means the Participant’s planned and voluntary termination of employment on or after the Participant has either: (A) attained age 55 with 10 years of service or (B) attained age 65 with 5 years of service.

(vi) “Termination of Employment” or “Terminates Employment” means the Participant’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Whether a Termination of Employment has occurred is based on whether the facts and circumstances indicate that the Participant and the Bank reasonably anticipated that no further services would be performed after a certain date. A Termination of Employment will not be deemed to have occurred if a Participant continues to provide services to the Bank as an employee, independent contractor or otherwise, and if the Participant is providing such services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediate preceding 36 months with the Bank (or if less, such lesser period); provided, however, that a Termination of Employment will be deemed to have occurred if a Participant’s service with the Bank is reduced to an annual rate that is equal to or less than twenty percent (20%) of the services rendered, on average, during the immediately preceding 36 months with the Bank (or if less, such lesser period). In addition to the foregoing, the employment of a Participant shall not be deemed to be terminated while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Bank is provided by either statute or contract. If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, then the Participant is deemed to have a Termination of Employment on the first day immediately following such six-month period.

Section 3.5 Effect of Change in Control.

(a) Notwithstanding the provisions of Sections 3.3 and 3.4, if a Change in Control of the Bank occurs prior to the date of vesting of an Award, then an Annual Award will be paid on a pro-rated basis based on the assumption the Bank would have achieved the Performance Goals and Qualifiers at the Target Achievement Level for the Performance Period, while any Deferred Award which has not otherwise become vested as of the date of the Change in Control will be treated as one hundred percent (100%) vested effective as of the date of the Change in Control. Any interest accrued on the Deferred Award through the Change in Control date will be added to the Final Award.

Exhibit 10.3
(b) “Change in Control” of the Bank will mean the occurrence at any time of any of the following events:

(i) merger, reorganization, or consolidation of the Bank with or into another Federal Home Loan Bank or other entity;

(ii) sale or transfer of all or substantially all of the business or assets of the Bank to another Federal Home Loan Bank or other entity;

(iii) purchase by the Bank or transfer to the Bank of all or substantially all of the business or assets of another Federal Home Loan Bank; or

(iv) liquidation of the Bank.

The term “reorganization” shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the FHFA (or successor agency) has determined should not be a basis for making payment under this Plan, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency's supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S.C. § 1431(d)).

Section 3.6 Payment of Awards.

(a) Payments Related to Termination of Employment. The following provisions apply to Final Awards payable as a result of a Termination of Employment.

(i) In the event of a Termination of Employment due to death or Disability, one hundred percent (100%) of a Final Award will be paid in a single sum within 74 calendar days of the end of the calendar year in which occurred the Participant’s Termination of Employment.

(ii) In the event of a Termination of Employment Due to Other Events, payment of a Final Award will be made in a single sum within 74 calendar days following the end of the Performance Period or Deferral Performance Period, as applicable. Notwithstanding the foregoing, in the event of an elimination of an individual job or position, a reduction in force or department reorganization, or a substantial job modification resulting in the incumbent being unqualified for or unable to perform the revised job, a Participant must execute and not revoke (to the extent the Participant has such right) the severance and general release agreement offered by the Bank in order to be eligible to receive payment.

Exhibit 10.3
(b) Payments Not Related to a Termination of Employment. Final Awards which become vested for reasons other than a Termination of Employment will be paid in a single sum within 74 calendar days following the end of the Performance Period or Deferral Performance Period, as applicable.

(c) Notwithstanding the foregoing provisions of this Section, Final Awards will be paid upon approval by the Board. However, in the event of a Change in Control, payment of a Final Award will be made in a single sum on the date on which the Change in Control occurs; provided however, if a Participant is eligible for Retirement as of the date of a Change in Control, then the Final Award of such Participant shall be made no sooner than the earliest to occur of (i) a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as defined under Treasury Regulation Section 1.409A-3(i)(5); (ii) the Participant’s Termination of Employment; or (iii) the payment date under Section 3.6(b) of this Plan.

Section 3.7 Reduction or Forfeiture of Awards.

(a) By resolution, the Board may reduce or eliminate any Award not yet paid, if the Board finds that a serious, material safety-soundness problem, or a serious, material risk-management deficiency exists at the Bank, or if: (i) errors or omissions result in material revisions to the Bank’s financial results, information submitted to a regulatory or a reporting agency, or information used to determine incentive compensation payouts; (ii) information submitted to a regulatory or a reporting agency is untimely; or, (iii) the Bank does not make appropriate progress, as determined by the Board, in the timely remediation of examination, monitoring, or other supervisory findings and matters requiring attention.

(b) If during the Deferral Performance Period actual losses or other measures or aspects of performance related to the Performance Period or Deferral Performance Period are realized which would have caused a reduction in amount of the Final Award calculated for the Performance Period or Deferral Performance Period, then the remaining amount of the Final Award to be paid at the end of the applicable Deferral Performance Period may be reduced to reflect this additional information.

(c) Notwithstanding any other provision of the Plan, if a Participant breaches the terms of a Non-Solicitation Agreement, all of his/her unpaid vested and unvested Awards may be forfeited as of the effective date of the Board’s determination that such breach has occurred, which effective date shall be no sooner than the expiration of the cure period under Section 3.7(e) below. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.

(d) Notwithstanding any other provision of the Plan, if during the most recent examination of the Bank by the FHFA, the FHFA identified an unsafe or unsound practice or condition that is material to the financial operation of the Bank within the Participant’s area(s) of responsibility and such unsafe or unsound practice or condition is not subsequently resolved to the satisfaction of the Board, then upon expiration of the cure period under Section 3.7(e) below all or a portion of a

Exhibit 10.3
Participant’s vested and unvested Awards may be forfeited as determined in the sole discretion of the Board. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.

(e) Notwithstanding any provision of this Section 3.7 to the contrary, prior to any reduction, elimination or forfeiture of any Participant Award, the applicable Participant shall be given notice of the determination under this Section 3.7 to reduce, eliminate or forfeit the Award and such Participant shall have a period of no less than 30 calendar days to present information contrary to such decision or information showing that the issue or event causing the reduction, elimination or forfeiture has been cured to the satisfaction of the Board.

ARTICLE IV

ADMINISTRATION

Section 4.1 Appointment of the President and CEO. Except for those powers expressly reserved to the Board, including determinations regarding eligibility and the amount of all Awards, under the Plan, the President and CEO, or a duly authorized officer of the Bank delegated by the President and CEO to act on his or her behalf, is hereby appointed to administer the Plan (the “Administrator”), and the President and the Administrator will be charged with the full power and the responsibility for administering the Plan in all its details.

Section 4.2 Powers and Responsibilities of the Administrator. The Administrator will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan document; to determine the manner and timing of any distribution of benefits under the Plan; to resolve any claim for benefits in accordance with Article V, and to appoint or engage advisors, including legal counsel, to render advice with respect to any of the Administrator’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Administrator will be final, conclusive and binding.

(a) Records and Reports. The Bank will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan.

(b) Rules and Decisions. The Bank may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Bank will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Board and the Bank will be entitled to rely upon information furnished by a Participant, the Bank or the legal counsel of the Bank.

(c) Application for Benefits. The Bank may require a Participant to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Bank may rely upon all such information so furnished to it, including the Participant’s current mailing address. Any notice or document required to be given or filed with the

Exhibit 10.3
Bank will be properly given or filed if delivered to or mailed by registered mail, postage paid, to the Chief Human Resources Officer, Federal Home Loan Bank of San Francisco, P.O. Box 7948, San Francisco, CA 94108.

Section 4.3 Income and Employment Tax Withholding. The Bank will withhold from payments to Participants of their Awards, to the extent required by law, all applicable federal, state, city and local taxes.

Section 4.4 Plan Expenses. The expenses incurred for the administration and maintenance of the Plan will be paid by the Bank.

ARTICLE V

BENEFIT CLAIMS

While a Participant need not file a claim to receive his or her Award under the Plan, if he/she wishes to do so, a claim must be made in writing and filed with the Administrator (a claim by the President and CEO shall be filed with the Board). If a claim is denied, the Administrator will furnish the claimant with written notice of its decision. A claimant may request a full and fair review of the denial of a claim for awards by filing a written request with the Administrator.

ARTICLE VI

AMENDMENT AND TERMINATION OF THE PLAN

Section 6.1 Amendment of the Plan. The Bank, acting through the Board, may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Bank may not amend the Plan to reduce a Participant’s vested Award as determined on the day preceding the effective date of the amendment or to otherwise retroactively impair or adversely affect the rights of a Participant.

Section 6.2 Termination of the Plan. The Bank, acting through the Board, may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that were earned and vested prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Governing Law. Except to the extent superseded by laws of the United States, the laws of California will be controlling in all matters relating to the Plan without regard to the choice of law principles therein. The Plan shall be construed in a manner that is consistent and compliant with, or exempt from, Section 409A of the Internal Revenue Code

Exhibit 10.3
of 1986, as amended (the “Code”) and any regulations promulgated thereunder. Any provision that is noncompliant with Section 409A of the Code is void or deemed amended to comply with Section 409A of the Code. The Plan is to be construed as a totally discretionary plan. This Plan shall be administered and interpreted to maximize the short-term deferral exemption to Code Section 409A, and a Participant shall not, directly or indirectly, designate the taxable year of an award payment under this Plan. The portion of any payment under this Plan that is paid within the short-term deferral period (within the meaning of Code Section 409A) shall be treated as a short-term deferral and not aggregated with other payments. To the extent applicable, any payment dates or events provided for in this Plan shall be deemed to incorporate any “grace periods” within the meaning of Code Section 409A. The Bank does not guarantee or warrant the tax consequences of the Plan, and the Participants shall in all cases be liable for any taxes due with respect to the Plan.

Section 7.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.

Section 7.3 Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or attachment by creditors of a Participant, either voluntarily or involuntarily.

Section 7.4 Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

Section 7.5 No Enlargement of Employment Rights. Nothing contained in the Plan is intended to alter a Participant’s “at will” employment and is not to be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Bank or limit the right of the Bank to employ or discharge any person with or without cause.

Section 7.6 Limitations on Liability. The individual members of the Board will, in accordance with the Bank’s by-laws, be indemnified and held harmless by the Bank with respect to any alleged breach of responsibilities performed or to be performed hereunder. In addition, notwithstanding any other provision of the Plan, neither the Bank nor any individual acting as an employee or agent of the Bank will be liable to a Participant for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.

Section 7.7 Incapacity of Participant. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the distribution may be

Exhibit 10.3
made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan.

Section 7.8 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.9 Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Board or by a person or persons authorized by resolution of the Board.

Section 7.10 Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

Section 7.11 Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Bank with any and all documents, evidence, data or other information the Bank considers necessary or desirable for the purpose of overseeing and administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Bank, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Bank.

Section 7.12 Attorneys’ Fees. If any action is commenced to enforce the provisions of the Plan, payment of attorneys’ fees will be governed by the terms set forth in the “Agreement to Arbitrate” entered into between the Bank and the Participant.

Section 7.13 Binding on Successors. The Plan will be binding upon and inure to the benefit of the Bank and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan will preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” will refer to such other organization and the Plan will continue in full force and effect.